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                                                                Exhibit 23(f)


                 CONSENT OF McDONALD & COMPANY SECURITIES, INC.


        We consent to the inclusion in the Joint Proxy Statement/Prospectus of Park National Corporation and First-Knox Banc Corp. of the use of our opinion dated as of March __, 1997, and to the summarization of our opinion in the Joint Proxy Statement/Prospectus under the caption "Opinion of McDonald & Company." Further, we consent to all references to our firm in such Joint Proxy Statement/Prospectus.


                                     /s/ McDONALD & COMPANY SECURITIES, INC.
                                     ---------------------------------------
                                         McDonald & Company Securities, Inc.


Cleveland, Ohio

March 14, 1997